Exhibit 5.1

January 21, 2022

Pardes Biosciences, Inc.

2173 Salk Avenue

Suite 250

Carlsbad, CA 92008

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Pardes Biosciences, Inc., a Delaware corporation (the “Company”), of the offer and sale from time to time of 39,757,419 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.0001 per share, to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP